EXHIBIT 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

General Maritime Corporation Enters Into Memoranda of Agreement
for the Sale and Leaseback of Three Product Tankers

Transaction Intended to Increase Financial Liquidity;
Company Plans to Repay Bridge Loan in 1Q 2011

NEW YORK, January 18, 2011 – General Maritime Corporation (NYSE: GMR) announced today that it has entered into memoranda of agreement to sell three product tankers, the 2004-built Genmar Concord, the 2005-built Stena Concept and the 2005-built Stena Contest, to affiliates of Northern Shipping Fund Management Bermuda, Ltd., a leading alternative capital provider to the shipping and offshore oil service sectors.  General Maritime will receive net proceeds totaling $61.7 million for the sale of the three vessels.  The sale will fulfill the requirement under the amended bridge loan, which is expected to be repaid in the current first quarter of 2011.

The sale is subject to the leaseback of the vessels under bareboat charters to be entered into with the purchasers for a period of seven years at a rate of $6,500 per day per vessel for the first two years of the charter period and $10,000 per day per vessel for the remainder of the charter period.  Closing of the transaction is subject to completion of definitive documentation, which the Company expects to occur in the next week, and customary closing conditions.

As part of the agreement, General Maritime will have options to repurchase the vessels for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

The Stena Contest and the Genmar Concord are expected to be delivered to the purchaser by January 31, 2011, and the Stena Concept is expected to be delivered by February 15, 2011. In connection with the transaction, the Stena Concept and the Stena Contest will continue to be employed on time charters as previously disclosed by General Maritime at an adjusted rate of $15,000 per day per vessel effective upon closing of the sale and leaseback transaction through the expiration of the time charters on July 4, 2011. The Genmar Concord is also expected to remain on its current time charter.

John P. Tavlarios, President of General Maritime Corporation, commented, “We plan to use a portion of the proceeds from the sale and leaseback of these three unencumbered vessels to repay our bridge loan during the current first quarter. We remain committed to effectively managing our assets through the tanker cycle and driving future performance and believe that this strategic transaction will allow us to maintain the ability to take advantage of potential future increases in asset values.  Based on our sizeable time charter coverage with leading customers, we remain well positioned to achieve a level of stability in our results while maintaining the ability to take advantage of future rate increases.”

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 37 tankers - seven VLCC, twelve Aframax, twelve Suezmax tankers, two Panamax and four Product tankers - with a total carrying capacity of approximately 5.6 million dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in the itineraries of the Company’s vessels; the completion and execution of definitive documentation for, and the fulfillment of the closing conditions under, the Company’s agreements to sell and leaseback vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K/A for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K.

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